EXHIBIT 99.1

Allegiant Travel Company Reports First Quarter 2008 Financial Results

Las Vegas, Nev., April 28, 2008 /PRNewswire/ – Allegiant Travel Company (NASDAQ: ALGT), parent company of Allegiant Air and Allegiant Vacations, today reported the following first quarter 2008 results, and comparisons to prior year equivalents:

Unaudited	1Q08	1Q07	Change
Total operating revenue (millions)	$133.1	$84.3	57.8%
Operating income (millions)	$14.4	$14.3	0.4%
Operating margin	10.8%	17.0%	-6.2pp
Net income (millions)	$9.7	$9.7	(0.8)%
Diluted earnings per share	$0.47	$0.48	(2.1)%
Diluted non-GAAP earnings per share adjusted by excluding non-cash mark-to-market loss/gain on fuel derivatives (reconciled to GAAP on pg. 7)	$0.47	$0.38	23.7%
Scheduled Service:
Average fare — ancillary	$25.75	$18.98	35.7%
Total revenue per ASM (cents)	10.61	9.14	16.1%
Average stage length (miles)	907	926	(2.1)%
Total System*:
Operating expense per ASM (CASM) (cents)	9.35	7.51	24.5%
CASM, excluding fuel (cents)	4.35	4.17	4.3%
Average stage length (miles)	854	930	(8.1)%

*Total system includes scheduled service, fixed fee contract and non-revenue flying.

“Our first quarter was exceptional, particularly on the revenue side,” said Maurice J. Gallagher, Jr., Chairman, CEO and President of Allegiant Travel Company. “We grew revenues almost 58% to $133.1 million on just a 48% increase in departures. Our focus on achieving higher loads was successful – our scheduled system had the highest domestic load factor in the industry at 86.9%, a 4.4 percentage point increase from first quarter 2007. Ancillary revenues were again terrific performers, increasing almost $7 per passenger year over year to $25.75, generating an almost 7% year-over-year increase in our total average fare. Ancillary revenues are a key factor in our ability to produce good margins despite substantial increases in our cost of fuel.”

Gallagher continued, “We diversified our operations considerably in the past year. Our two new destinations of Phoenix-Mesa and Ft. Lauderdale combined for 17% of our scheduled departures in the first quarter while Las Vegas accounted for 41%, compared to 57% in the same period of the prior year. Orlando accounted for 28% of our first quarter departures in both this year and last, while Tampa Bay/St. Petersburg dropped slightly from 14% to 12% year-over-year in its share of departures. This diversification has greatly improved our risk profile. Fuel expense in the quarter was up over 100% accounting for the reduction in our operating margin to 10.8% from 17% in the first quarter of last year. Once fuel prices stabilize, I am comfortable we will reverse this margin trend.”

Andrew C. Levy, CFO & Managing Director – Planning, stated, “We are pleased with our first quarter financial performance. It is particularly gratifying that we posted a 24% increase in economic (excluding the effect of fuel derivatives) earnings per share, despite a 46% increase in fuel price per gallon. While fuel prices were high throughout the first quarter, increases accelerated in March and have continued into April. Should record fuel prices persist, our performance in the second quarter of this year will not match our performance in the second quarter of last year. Despite the challenges of managing our business in the face of record fuel prices, we believe we can remain profitable.”

Levy continued, “Our balance sheet and liquidity remain outstanding. We ended the quarter with $188.2 million in cash and short-term investments, up from $171.4 million at year end. Total debt at quarter end stood at $71.0 million, all secured by aircraft.”

In January 2008, the Board of Directors authorized a share repurchase program to acquire up to $25 million of the Company’s common stock. As of March 31, 2008, the Company had repurchased 553,700 shares of the Company’s common stock through open market purchases at an average cost of $28.55 per share for a total expenditure of $15.8 million.

During the first quarter, Allegiant Air inaugurated only one new route (Huntington, WV to Tampa Bay/St Petersburg), as the Company concentrated on consolidating the large number of routes initiated in the fourth quarter of 2007. The following table summarizes year-over-year and recent changes to our route network:

Network Summary*	April 29, 2008	March 31, 2008	March 31, 2007
“World-class leisure destinations”	5	5	3
Small cities served	53	53	46

Total cities served	58	58	49
Routes to Las Vegas	34	34	36
Routes to Orlando	28	28	22
Routes to Tampa Bay/St. Petersburg	15	15	12
Routes to Phoenix-Mesa	13	13	0
Routes to Ft. Lauderdale	11	11	0
Other routes	2	2	1

Total routes	103	103	71

• includes cities served seasonally

During the first quarter, we placed four MD-80s in service, bringing our operating fleet to 36 MD-80 aircraft. Subsequent to quarter end, we placed another aircraft in service and now have an operating fleet of 37 MD-80 aircraft. The following table summarizes year-over-year and recent changes in Allegiant Air’s fleet:

MD-80 Aircraft in Service	April 29, 2008	March 31, 2008	March 31, 2007
Owned (including capital leases)	33	32	24
Leased	4	4	2

Total	37	36	26

Allegiant Travel Company provides the following guidance to investors, which is subject to revision in the event of changes in our operating environment, including, without limitation, changes in fuel prices:

•	We expect second quarter 2008 year-over-year departure growth of at least 33% (previously 35%) and ASM growth of at least 25%.

•	By the end of 2008, Allegiant Air expects to operate at least 37 (previously 40) MD-80 aircraft.

•	We expect 2008 capital expenditures of $45 million, with an estimated $36 million for six aircraft and $9 million for engines and other. Capex in the first quarter amounted to $8.0 million.

We have no fuel hedges in place and our current policy is not to hedge fuel prices.

Allegiant Travel Company will host a conference call with analysts at 10am Pacific time tomorrow, April 29, 2008, to discuss its first quarter 2008 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiantair.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT), is focused on linking travelers in small cities to world-class leisure destinations such as Las Vegas, Nev., Phoenix, Ariz., Fort Lauderdale, Fla., Orlando, Fla. and Tampa/St. Petersburg, Fla. Through its subsidiary, Allegiant Air, LLC the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Tyri Squyres +1-702-851-7370
mediarelations@allegiantair.com

Investor Inquiries: Robert Ashcroft +1-702-430-3275
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding ASM growth, departure growth, fleet growth and expected capital expenditures, as well as information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate”, “project” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to Las Vegas, Orlando, Tampa/St. Petersburg, Phoenix and Ft. Lauderdale from the markets served by us, our ability to implement our growth strategy, our fixed obligations, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
Quarters Ended March 31, 2008 and 2007
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Percent
	2008	2007	change
OPERATING REVENUE:
Scheduled service revenue	$91,736	$58,231	57.5
Fixed fee contract revenue	14,257	13,348	6.8
Ancillary revenue	27,147	12,770	112.6

Total operating revenue	133,140	84,349	57.8

OPERATING EXPENSES:
Aircraft fuel	63,494	31,179	103.6
Salary and benefits	17,126	12,906	32.7
Station operations	12,019	8,635	39.2
Maintenance and repairs	10,453	6,527	60.2
Sales and marketing	4,334	3,032	42.9
Aircraft lease rentals	1,008	651	54.8
Depreciation and amortization	5,015	3,660	37.0
Other	5,327	3,458	54.0

Total operating expenses	118,776	70,048	69.6

OPERATING INCOME	14,364	14,301	0.4

As a percent of total operating revenue	10.8%	17.0%
OTHER (INCOME) EXPENSE:
Loss (gain) on fuel derivatives, net	11	(1,524)	N/M
Earnings from joint venture, net	(10)	(67)	(85.1)
Other expense	—	63	N/M
Interest income	(1,732)	(1,884)	(8.1)
Interest expense	1,415	1,408	0.5

Total other income	(316)	(2,004)	(84.2)

INCOME BEFORE INCOME TAXES	14,680	16,305	(10.0)

As a percent of total operating revenue	11.0%	19.3%
PROVISION FOR INCOME TAXES	5,008	6,558	(23.6)

NET INCOME	$9,672	$9,747	(0.8)

As a percent of total operating revenue	7.3%	11.6%
Earnings per share
Basic	$0.47	$0.49	(4.1)
Diluted	$0.47	$0.48	(2.1)
Weighted average shares outstanding:
Basic	20,471	19,796	3.4
Diluted	20,710	20,290	2.1

Allegiant Travel Company
Operating Statistics
Quarters Ended March 31, 2008 and 2007
(Unaudited)

	Three months ended March 31,		Percent
	2008	2007	change*
OPERATING STATISTICS
Total system statistics
Passengers	1,154,710	753,239	53.3
Revenue passenger miles (RPMs) (thousands)	1,062,464	749,237	41.8
Available seat miles (ASMs) (thousands)	1,270,247	932,530	36.2
Load factor	83.6%	80.3%	3.3
Operating revenue per ASM (cents)	10.48	9.05	15.8
Operating expense per ASM (CASM) (cents)	9.35	7.51	24.5
CASM, excluding fuel (cents)	4.35	4.17	4.3
Fuel expense per ASM (cents)	5.00	3.34	49.7
Operating expense per passenger	$102.86	$93.00	10.6
Operating expense per passenger, excluding fuel	$47.87	$51.60	(7.2)
Fuel expense per passenger	$54.99	$41.40	32.8
Departures	10,022	6,767	48.1
Block hours	23,413	16,560	41.4
Average stage length (miles)	854	930	(8.1)
Average number of operating aircraft during period	34.5	25.9	33.2
Total aircraft in service at end of period	36	26	38.5
Full-time equivalent employees at end of period	1,280	915	39.9
Fuel gallons consumed (thousands)	22,028	15,848	39.0
Average fuel cost per gallon	$2.88	$1.97	46.2
Scheduled service statistics
Passengers	1,054,398	672,840	56.7
Revenue passenger miles (RPMs) (thousands)	973,248	641,479	51.7
Available seat miles (ASMs) (thousands)	1,120,013	777,141	44.1
Load factor	86.9%	82.5%	4.4
Departures	8,291	5,674	46.1
Block hours	20,346	13,847	46.9
Yield (cents)	9.43	9.08	3.9
Scheduled service revenue per ASM (cents)	8.19	7.49	9.3
Ancillary revenue per ASM (cents)	2.42	1.65	46.7

Total revenue per ASM (cents)	10.61	9.14	16.1
Average fare — scheduled service	$87.00	$86.55	0.5
Average fare — ancillary	25.75	18.98	35.7

Average fare — total	$112.75	$105.53	6.8
Average stage length (miles)	907	926	(2.1)
Percent of sales through website during period	87.8%	88.1%	(0.3)

• except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Quarters Ended March 31, 2008 and 2007
(in thousands, except per share and per ASM amounts)
(Unaudited)

We do not qualify for fuel hedge accounting treatment under FAS 133. To facilitate investor comparisons with airlines that do qualify for fuel hedge accounting, we provide adjusted non-GAAP measures of net income and operating expense as if we did qualify for fuel hedge accounting, by excluding the mark-to-market non-cash gains or losses on fuel derivatives from net income and by treating cash gains or losses realized on fuel derivatives as part of aircraft fuel expense. We believe use of these non-GAAP measures assists investors in understanding the underlying economic performance of the Company without regard to different accounting treatment for fuel hedging activities.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measures, adjusted net income and adjusted aircraft fuel expense, to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measures, which are net income (which reflects the mark-to-market non-cash loss or gain on fuel derivatives), and aircraft fuel expense (which is not impacted by the cash gain or loss on fuel derivatives), and a reconciliation of the non-GAAP measures to the most comparable GAAP measures.  Our utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for net income, aircraft fuel expense and other measures of financial performance prepared in accordance with GAAP. Adjusted net income and adjusted aircraft fuel expense are not GAAP measurements and our use of them may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow.

Derivation of adjusted net income (excluding non-cash mark-to-market loss or gain on fuel derivatives) from net income:

	Three months ended
	March 31,		Percent
(in thousands, except per share amounts)	2008	2007	change
Net income	$9,672	$9,747	(0.8)
Mark-to-market non-cash loss (gain) on fuel derivatives	81	(3,117)	N/M
Tax impact of mark-to-market non-cash loss/gain on fuel derivatives	(28)	1,181	N/M

Net of mark-to-market non-cash loss/gain on fuel derivatives:
Adjusted net income	$9,725	$7,811	24.5

Adjusted earnings per share:
Basic	$0.48	$0.39	23.1
Diluted	$0.47	$0.38	23.7

Derivation of adjusted aircraft fuel expense:

	Three months ended
	March 31,		Percent
(in thousands)	2008	2007	change
Aircraft fuel expense	$63,494	$31,179	103.6
Cash (gain) loss on fuel derivatives	(70)	1,593	N/M

Adjusted aircraft fuel expense	$63,424	$32,772	93.5

Derivation of CASM treating cash (gain) loss on fuel derivatives as an operating expense:

	Three months ended
	March 31,		Percent
(in cents)	2008	2007	change
CASM	9.35	7.51	24.5
Cash (gain) loss on fuel derivatives per ASM	(0.01)	0.17	N/M

CASM treating cash gain or loss on fuel derivatives as an operating expense	9.34	7.68	21.6

Split of (gain) loss on fuel derivatives into cash-settled portion and mark-to-market non-cash portion:

	Three months ended
	March 31,		Percent
(in thousands)	2008	2007	change
Mark-to-market non-cash loss (gain) on fuel derivatives	$81	($3,117)	N/M
Cash (gain) loss on fuel derivatives	(70)	1,593	N/M

Loss (gain) on fuel derivatives, net	$11	($1,524)	N/M